Exhibit 10.1

July 13, 2022

Organicell Regenerative Medicine, Inc.

c/o Mr. Albert Mitrani

4045 Sheridan Avenue

Suite 239

Miami, FL 33140

RE:	BINDING LETTER OF INTENT (“LOI”) FOR THE PURCHASE OF ORGANICELL STOCK

This letter of intent (this “LOI”), when signed where indicated below, shall constitute a binding statement to consummate a transaction by and between Organicell Regenerative Medicine, Inc., a Nevada corporation (“Organicell”) and Skycrest Holdings, LLC (“Skycrest”) and Greyt Ventures LLC (“Greyt”), their participants and/or assigns (collectively Skycrest and Greyt are referred to as “Investors”). Organicell and Investors are each referred to herein individually, as a “Party” and collectively, as the “Parties.”

The transaction (“Proposed Transaction”) contemplates the following:

(i)	the purchase by Investors of a limited amount of common stock of Organicell, and

(ii)	agreement for Investor to provide consulting services to Organicell, and

(iii)	the agreement of Organicell to make agreed upon management changes and implementation of corporate governance policies, board of director changes and procedures.

The Parties desire to enter into the Transaction on the following terms:

1.	LIMITED STOCK PURCHASE:	Investor agrees to purchase $2,000,000 of shares of Organicell restricted common stock (“Shares”) at a purchase price of $0.02 per share, which shall be used by Organicell for Organicell working capital needs (100,000,000 shares). Said shares will be registered and unrestricted concurrent with the filing of the S-1 by BOD.

2.	CONSULTING AGREEMENT	Organicell and Investor shall enter into a consulting agreement (“Consulting Agreement”) whereby each Skycrest and Greyt shall be retained for 36 months, using their best efforts to provide certain advisory services to Organicell, including:

a.	Transactions involving relationships and companies that will help develop and expand Organicell’s PPX business (marketing, processing (Quest), and/or sales (telemedicine companies),

b.	Investment advisory services in connection with future financings that may be required by Organicell.

The term of the Consulting Agreement shall be for 36 months. Each Skycrest and Greyt shall receive compensation, issued in full at closing cashless warrants to purchase up to an aggregate of 150,000,000 shares of common stock, each, of Organicell (“Warrants”) generally described below (total 300,000,000 shares):

1.	Warrants will have a term of ten (10) years in which to exercise;

2.	Strike Price –$0.02 per share;

The Company will file an S-1 registration statement in the future to register the shares underlying the aforementioned Warrants and shares as determined by the BOD.

3.	CORPORATE GOVERANCE:	As an inducement for Investors to enter into this LOI, Organicell agrees to timely implement the following corporate governance and other “best practices” procedures, policies and controls during the first 30 days from the Effective Date:

A.	Al Mitrani shall agree to step down as CEO of Organicell. Mr. Mitrani will assume the role as Executive Vice President of Sales and be a member of the Board.

B.	Restructuring of the current BOD where by investors will have majority control which shall also include adding new “independent” BOD members, including an “audit committee financial expert,” and other members with compatible finance, scientific, biotech and marketing and sales experience

C.	Establish audit, compensation and corporate governance committees comprised of independent directors

D.	All cash will be managed and controlled through designated bank accounts controlled by Organicell’s CFO and newly appointed CEO, and/or acting CEO, initially Matt Sinnreich (one account for investment proceeds and receipts and another account for expenses), separate and exclusive of all current accounts.

E.	The parties agree to the attached Exhibit A - Projected operating budget

F.	Waiver by all current C-Level executives of any compensation that would be due in connection with a change in control and termination of any current rights in their respective agreements to increases in Base Salary, commissions, and fixed bonuses, and other benefits. George Shapiro’s compensation with respect to his consulting agreement shall be terminated with no further obligation related thereto. Accrued salaries, upon review and acceptance, shall be compensated in the form of cashless warrants, on the same terms as set forth above.

G.	Implementation of policies and procedures to strengthen internal controls with respect to:

●	Cash Management

●	Issuance of Corporate Credit Card(s)

●	Review and approval, and/or renegotiation of agreements and transactions with related parties

●	Financial reporting

●	Human Resources

H.	The annual salaries of Albert Mitrani and Mari Mitrani shall be set at $300,000 each. Any other benefits shall be in line with the Company’s benefits awarded to C-Level employees approved by the new BOD.

4.	CONDITIONS TO CLOSING:	The following shall be conditions precedent to the Closing the Transaction described herein (note: the ADVANCE is to be funded as provided for below and not contingent on a Closing):

a.	Legal opinion from Organicell’s SEC counsel regarding compliance of the Proposed Transaction,

b.	Requisite BOD approvals and consents, as a precondition to the funding of the $300,000 by July 15, 2022.

c.	Execution of definitive agreements for the Organicell Stock Purchase, Consulting Agreement and Warrant Agreement (“Definitive Agreements”),

d.	Waiver or participation from Organicell’s existing lender (AJB Capital) as to their right to participate in Proposed Transaction.

e.	In the event any of the above stated four conditions are not met, Organicell must return the $300,000 funded pursuant to this Binding LOI within 30 days from the effective date herein, and, immediately provide Investors with an additional One Hundred Million shares, along with the One Hundred Million shares earned with the $300,000 funding of July 15, 2002, as a Breakup Fee for its’ failure to Close on the full transaction as contemplated within this Binding LOI. If the Investors do not perform or cannot close, they will still be required to pay the Company $2.0 Million in exchange for each of Skycrest and Greyt receiving 100 Million shares of common stock.

5.	GOOD FAITH:	The Parties have agreed to cooperate and exercise their respective commercially reasonable best efforts in good faith, to draft and execute the Definitive Agreements consistent with the terms of this LOI as promptly as reasonably practicable, but in no event, later than August 30, 2022, otherwise, the Breakup Fee, as set forth in paragraph 4e, above, shall go into effect and the refund and issuance of stock shall, pursuant to said Breakup Fee shall be due on August 31, 2022, unless an extension, in writing, is agreed to by all Parties hereto.

6.	CLOSING:	Investors will fund the ADVANCE of $300,000 no later than Friday July 15, 2022. The parties anticipate the closing of the transactions contemplated herein (“Effective Date”), including preparation, negotiation and execution of the Definitive Agreements shall occur within 45 days from the signing of this LOI. No additional funding shall occur until this Transaction is Closed.

7.	EXPENSES:	Each Party to the LOI contemplated hereby shall bear its own legal, accounting and other fees and expenses incurred in connection with the LOI, whether or not the Definitive Agreements are executed, other than the Breakup Fee as stated and described, above.

8.	BINDING EFFECT:	This LOI is intended to constitute a binding agreement among the Parties.

9.	ADVANCE:	As an inducement for Organicell to enter into this LOI, Investors agrees to advance at the time this LOI is executed in the amount of $300,000 (“Advance”). The Advance shall be applied towards the purchase price for the Shares.

10.	GOVERNING LAW & VENUE:	This LOI shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof to the extent that such principles would direct a matter to another jurisdiction. The Parties hereto agree that the only Venue for any disputes arising under this LOI or subsequent definitive agreements, shall be Broward County, Florida.

11.	TERM AND TERMINATION:	The Parties have agreed to use their best efforts to consummate the Proposed Transaction within 45 days from execution of this LOI. The LOI may be extended for additional periods upon mutual agreement of the Parties.

12.	COUNTERPARTS:	This LOI may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the Parties to the same extent as original signatures.

13.	KEY CONTACTS:	Organicell:

Albert Mitrani

Albert@organicell.com

Tel:      760 709 2510

Ian Bothwell

ian@organicell.com

Tel:      310 200 9741

14.	PUBLIC DISCLOSURE:	Without the prior written consent of the other Parties, and unless required by law, rule or regulation or policy of any national securities exchange or similar regulatory body, the Parties shall not make any public disclosure (orally or in writing) prior to the Closing regarding (i) the existence or terms of this LOI; or (ii) identity of the Parties. If a Party is required by law to make such a disclosure, it will provide the other Parties with prompt written notice prior to making such disclosure.

15.	AMENDMENTS; WAIVERS:	This LOI may not be modified, amended or supplemented except by a written instrument signed by the Parties.

16.	HEADINGS:	Section and other headings contained in this LOI are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this LOI or any provision hereof.

17.	CONFIDENTIALITY	THE PARTIES SHALL CONTINUE TO BOUND BY THE TERMS OF THE PRIOR NDA EXECUTED BETWEEN THE PARTIES

SIGNATURE PAGE FOLLOWS

ORGANICELL REGENERATIVE MEDICINE, INC,

a Nevada corporation

By:	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	CEO
Date:	July 13, 2022

By:	/s/ Mari Mitrani
Name:	Mari Mitrani
Title:
Date:	July 13, 2022

By:	/s/ Ian Bothwell
Name:	Ian Bothwell
Title:	CFO
Date:	July 13, 2022

SKYCREST HOLDINGS LLC

a Florida limited liability company

By:	/s/ Harvey Birdman
Name:	Harvey Birdman
Title:
Date:	July 13, 2022

GREYT VENTURES LLC

a Delaware limited liability company

By:	/s/ Wendy Grey
Name:	Wendy Grey
Title:
Date:	July 13, 2022